Exhibit G


                               Gulf Power Company
                         Proposed Notice of Proceedings

         Gulf Power Company ("Gulf") is a wholly-owned subsidiary of The Southern Company ("Southern"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). Gulf proposes to organize one or more subsidiaries for the purpose of effecting various financing transactions from time to time through June 30, 2007 involving the issuance and sale of up to an aggregate of $150,000,000 of Preferred Securities (as hereinafter defined), as described herein.

         In connection with the issuance of Preferred Securities, Gulf proposes to organize one or more separate subsidiaries as a business trust under the laws of the State of Florida or a statutory trust under the laws of the State of Delaware or other comparable trust in any jurisdiction considered advantageous by Gulf or any other entity or structure, foreign or domestic, that is considered advantageous by Gulf. The subsidiaries to be so organized are hereinafter referred to individually as a "Trust" and collectively as the "Trusts." Gulf requests that the Securities and Exchange Commission (the "Commission") reserve jurisdiction over the use of a foreign entity as a Trust.

         The respective Trusts then will issue and sell from time to time preferred securities described hereinbelow (the "Preferred Securities"), with a specified par or stated value or liquidation amount or preference per security.

         Gulf has outstanding a total of $115 million of Preferred Securities issued through Subsidiaries as of March 31, 2003. These were issued through Trusts rather than directly by Gulf as subordinated debt because certain rating agencies recognize Preferred Securities issued through Trusts as having more equity content than directly issued subordinated debt. Transactions of the Trusts are reported by Gulf on its financial statements, and it is desirable for Gulf to continue to maintain a degree of similarity in its financial statements by issuing Preferred Securities through the Trusts rather than directly issuing subordinated debt.

         Gulf will acquire all of the common stock of any Trust for an amount not less than the minimum required by any applicable law and not exceeding 21% of the total equity capitalization from time to time of such Trust (i.e., the aggregate of the equity accounts of such Trust) (the aggregate of such investment by Gulf being herein referred to as the "Equity Contribution"). Gulf may issue and sell to any Trust, at any time or from time to time in one or more series, subordinated debentures, promissory notes or other debt instruments (individually, a "Note" and collectively, the "Notes") governed by an indenture or other document, and such Trust will apply both the Equity Contribution made to it and the proceeds from the sale of Preferred Securities by it from time to time to purchase Notes. Alternatively, Gulf may enter into a loan agreement or agreements with any Trust under which such Trust will loan to Gulf (individually, a "Loan" and collectively, the "Loans") both the Equity Contribution to such Trust and the proceeds from the sale of the Preferred Securities by such Trust from time to time, and Gulf will issue to such Trust Notes evidencing such borrowings.

         No Trust will publicly issue Preferred Securities pursuant to this filing unless it has maintained at least an investment grade corporate or senior unsecured debt rating by at least one nationally recognized rating agency. Gulf requests that it be permitted to issue a security that does not satisfy the foregoing condition if the requirements of Rule 52(a)(i) and Rule 52(a)(iii) are met and the issue and sale of the security have been expressly authorized by the Florida Public Service Commission.

         Gulf also proposes to guarantee (individually, a "Guaranty" and collectively, the "Guaranties") (i) payment of dividends or distributions on the Preferred Securities of any Trust if and to the extent such Trust has funds legally available therefor, (ii) payments to the Preferred Securities holders of amounts due upon liquidation of such Trust or redemption of the Preferred Securities of such Trust and (iii) certain additional amounts that may be payable in respect of such Preferred Securities. Gulf's credit would support any such Guaranty.

         Each Note will have a term of up to 50 years. Prior to maturity, Gulf will pay interest only on the Notes at a rate equal to the dividend or distribution rate on the related series of Preferred Securities, which dividend or distribution rate may be either a fixed rate or an adjustable rate to be determined on a periodic basis by auction or remarketing procedures, in accordance with a formula or formulae based upon certain reference rates, or by other predetermined methods. Such interest payments will constitute each respective Trust's only income and will be used by it to pay dividends or distributions on the Preferred Securities issued by it and dividends or distributions on the common stock of such Trust. Dividend payments or distributions on the Preferred Securities will be made on a monthly or other periodic basis and must be made to the extent that the Trust issuing such Preferred Securities has legally available funds and cash sufficient for such purposes. However, Gulf may have the right to defer payment of interest on any issue of Notes for up to five or more years. Each Trust will have the parallel right to defer dividend payments or distributions on the related series of Preferred Securities for up to five or more years, provided that if dividends or distributions on the Preferred Securities of any series are not paid for up to 18 or more consecutive months, then the holders of the Preferred Securities of such series may have the right to appoint a trustee, special general partner or other special representative to enforce the Trust's rights under the related Note and Guaranty. The dividend or distribution rates, payment dates, redemption and other similar provisions of each series of Preferred Securities will be substantially identical to the interest rates, payment dates, redemption and other provisions of the Notes issued by Gulf with respect thereto.

         The Notes and related Guaranties will be subordinate to all other existing and future unsubordinated indebtedness for borrowed money of Gulf and will have no cross-default provisions with respect to other indebtedness of Gulf
- i.e., a default under any other outstanding indebtedness of Gulf would not result in a default under any Note or Guaranty. However, Gulf may be prohibited from declaring and paying dividends on its outstanding capital stock and making payments in respect of pari passu debt unless all payments then due under the Notes and Guaranties (without giving effect to the deferral rights discussed above) have been made.

         It is expected that Gulf's interest payments on the Notes will be deductible for federal income tax purposes and that each Trust will be treated as a passive grantor trust for federal income tax purposes. Consequently, holders of the Preferred Securities and Gulf will be deemed to have received distributions in respect of their ownership interests in the respective Trust and will not be entitled to any "dividends received deduction" under the Internal Revenue Code. The Preferred Securities of any series, however, may be redeemable at the option of the Trust issuing such series (with the consent or at the direction of Gulf) at a price equal to their par or stated value or liquidation amount or preference, plus any accrued and unpaid dividends or distributions, (i) at any time after a specified date not later than approximately 10 years from their date of issuance, or (ii) upon the occurrence of certain events, among them that (x) such Trust is required to withhold or deduct certain amounts in connection with dividend, distribution or other payments or is subject to federal income tax with respect to interest received on the Notes issued to such Trust, or (y) it is determined that the interest payments by Gulf on the related Notes are not deductible for income tax purposes, or (z) such Trust becomes subject to regulation as an "investment company" under the Investment Company Act of 1940, as amended. The Preferred Securities of any series may also be subject to mandatory redemption upon the occurrence of certain events. Gulf also may have the right in certain cases or in its discretion to exchange the Preferred Securities of any Trust for the Notes or other junior subordinated debt issued to such Trust. In addition, rather than issuing Preferred Securities of a Trust, Gulf may instead issue Notes or other junior subordinated debt directly to purchasers.

         In the event that any Trust is required to withhold or deduct certain amounts in connection with dividend, distribution or other payments, such Trust may also have the obligation to "gross up" such payments so that the holders of the Preferred Securities issued by such Trust will receive the same payment after such withholding or deduction as they would have received if no such withholding or deduction were required. In such event, Gulf's obligations under its related Note and Guaranty may also cover such "gross up" obligation. In addition, if any Trust is required to pay taxes with respect to income derived from interest payments on the Notes issued to it, Gulf may be required to pay such additional interest on the related Notes as shall be necessary in order that net amounts received and retained by such Trust, after the payment of such taxes, shall result in the Trust's having such funds as it would have had in the absence of such payment of taxes.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of any Trust, the holders of the Preferred Securities of such Trust will be entitled to receive, out of the assets of such Trust available for distribution to its shareholders, an amount equal to the par or stated value or liquidation amount or preference of such Preferred Securities plus any accrued and unpaid dividends or distributions.

         The constituent instruments of each Trust, including its Trust Agreement, will provide, among other things, that such Trust's activities will be limited to the issuance and sale of Preferred Securities from time to time and the lending to Gulf of (i) the proceeds thereof and (ii) the Equity Contribution to such Trust, and certain other related activities. Accordingly, it is proposed that no Trust's constituent instruments include any interest or dividend coverage or capitalization ratio restrictions on its ability to issue and sell Preferred Securities as each such issuance will be supported by a Note and Guaranty and such restrictions would therefore not be relevant or necessary for any Trust to maintain an appropriate capital structure.

         Each Trust's constituent instruments will further state that its common stock is not transferable (except to certain permitted successors), that its business and affairs will be managed and controlled by Gulf (or permitted successor), and that Gulf (or permitted successor) will pay all expenses of such Trust.

         The distribution rate to be borne by the Preferred Securities and the interest rate on the Notes will not exceed the greater of (i) 300 basis points over U.S. Treasury securities having comparable maturities or (ii) a gross spread over U.S. Treasury securities that is consistent with similar securities having comparable maturities and credit quality issued by other companies.

         Gulf will file, on a quarterly basis corresponding with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, the information required pursuant to Rule 24 with respect to any Trust organized or otherwise acquired pursuant to this filing. Such filings, if any, will include a representation that the financial statements of Gulf shall account for any Trust in accordance with generally accepted accounting principles and shall further disclose, with respect to any such Trust, (i) the name of the Trust; (ii) the value of Gulf's investment account in such Trust; (iii) the balance sheet account where the investment and the cost of the investment are booked; (iv) the amount invested in the Trust by Gulf; (v) the type of corporate entity; (vi) the percentage owned by Gulf; (vii) the identification of other owners if not 100% owned by Gulf; (viii) the purpose of the investment in the Trusts and (ix) the amounts and types of securities to be issued by the Trusts. To the extent any securities are issued by any entity pursuant to this filing, which securities are not set forth on the balance sheet of Gulf, then the terms and conditions of such securities will be included in the applicable report filed pursuant to Rule 24.

         Gulf will use the proceeds from the sale of the securities described herein in connection with its ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

         Pursuant to an order of the Securities and Exchange Commission (the "Commission"), Gulf has authority to effect the issuance of Preferred Securities prior to December 31, 2005 as set forth in Commission File No. 70-8461 (HCAR No. 26817, dated January 16, 1998) and Commission File No. 70-8461 (HCAR No. 27417, dated June 8, 2001). At July 24, 2003 issuances of Preferred Securities in an aggregate principal amount of approximately $30,000,000 were outstanding pursuant to such authorizations. Gulf proposes that the authorization sought in this file would supersede and replace, with respect to Gulf, the authorization in File No. 70-8461 and be effective immediately upon the date of the Commission's order herein.

         For the Commission, by the Division of Investment Management, pursuant to delegated authority.